UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                                  Jaclyn, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                           (Title of Class Securities)

                                    469772107
                 ----------------------------------------------
                                 (CUSIP Number)

                               September 12, 2000
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             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |X|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.
         NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
                  L. Glenn Naff
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (A) N.A.
         (B) N.A.
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3.       SEC USE ONLY
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4.       CITIZENSHIP OR PLACE OF ORGANIZATION    USA
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                           5.       SOLE VOTING POWER   169,180
                           -----------------------------------------------------
                           6.       SHARED VOTING POWER
                           -----------------------------------------------------
                           7.       SOLE DISPOSITIVE POWER   169,180
                           -----------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER
                           -----------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   169,180
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   5.0
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12.      TYPE OF REPORTING PERSON
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                  IN

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

                                  SCHEDULE 13G

ITEM 1.

     (a) Name of Issuer:   Jaclyn, Inc.
     (b) Address of Insurer's Principal Executive
         Offices:                                     635 59th Street
                                                      West New York, NJ  07093

ITEM 2.

     (a) Name of Person Filing:     L. Glenn Naff
     (b) Address of Principal Business Office or,
         if none, Residence:                          3623 Winding Way Road
                                                      Roanoke, VA  24015

     (c) Citizenship:  U.S.
     (d) Title of Class of Securities: Common stock
     (e) CUSIP Number: 469772107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) |_|  Broker or dealer registered under section 15 of the Act (15 U.S.C.
              78o).
     (b) |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) |_| Insurance company as defined in section 3(a)(10) of the Act (15 U.S.C. 78c)
     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) |_|  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)
              (E);
     (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
     (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:  169,180.
     (b) Percent of class:  6.25
     (c) Number of shares as to which the person has:
         (i)   Sole power to vote or to direct the vote:  169,180.
         (ii)  Shared power to vote or to direct the vote:    0
         (iii) Sole power to dispose or to direct the disposition of:  169,180.
         (iv)  Shared power to dispose or to direct the disposition of:    0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.   N.A.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.   N.A.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.   N.A.
ITEM 9    NOTICE OF DISSOLUTION OF THE GROUP.    N.A.
ITEM 10.  CERTIFICATION.



         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         9/12/2000
                                               ---------------------------------
                                                            Date

                                                      /s/ L. Glenn Naff
                                               ---------------------------------
                                                            Signature

                                                      /s/ L. Glenn Naff
                                               ---------------------------------
                                                            Name/Title

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)